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                     June 3, 2020

       John Temperato
       Chief Executive Officer
       9 Meters Biopharma, Inc.
       8480 Honeycutt Road, Suite 120
       Raleigh, NC 27615

                                                        Re: 9 Meters Biopharma,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 1, 2020
                                                            File No. 001-37797

       Dear Mr. Temperato:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Alexander M. Donaldson,
Esq.